SUB-ADVISORY AGREEMENT

This Agreement is made as of May 1, 2020, by and between Ohio National Investments, Inc., an Ohio corporation (the “Adviser”), and Federated Investment Management Company, a Delaware statutory trust (the “Sub-Adviser”).

WHEREAS, Ohio National Fund, Inc. (the “Fund”), is a Maryland corporation that is registered under the Investment Company Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “1940 Act”); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the “Advisers Act”); and

WHEREAS, the Adviser has entered into an Investment Advisory Agreement, dated August 14, 2006 (as amended from time to time, the “Advisory Agreement”) with the Fund, pursuant to which the Adviser provides portfolio management services with respect to those portions of the assets of the Fund designated as the ON Federated Core Plus Bond Portfolio; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services; and

WHEREAS, the Fund has authorized the Adviser to appoint the Sub-Adviser, subject to the requirements of the 1940 Act and the Advisers Act, as the sub-adviser with respect to those portions of the assets of the Fund designated as the ON Federated Core Plus Bond Portfolio on the terms and conditions set forth below; and

WHEREAS, the Board of Directors of the Fund (the “Board”), including a majority of the Directors who are not interested persons of the Fund, Adviser or Sub-Adviser, have approved the Advisory Agreement and this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

SECTION 1.    Investment Advisory Services

(a) The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary basis the cash, securities and other assets of the ON Federated Core Plus Bond Portfolio that the Adviser shall from time to time place under the supervision of the Sub-Adviser (such cash, securities and other assets initially and as same shall thereafter be increased or decreased by the investment performance thereof and by additions thereto and withdrawals therefrom by the Adviser shall hereinafter be referred to as the “Portfolio”).

(b) All activities by the Sub-Adviser on behalf of the Adviser and the Portfolio shall be in accordance with the investment objectives, policies and restrictions set forth in the 1940 Act and in the Fund’s prospectus and statement of additional information, as amended from time to time (together, the “Prospectus”) and as interpreted from time to time by the Board and by the Adviser (as communicated promptly to the Sub-Adviser in writing by the Fund or the Adviser). All activities of the Sub-Adviser on behalf of the Adviser and the Portfolio shall also be subject to the due diligence oversight and direction of the Adviser.

(c) Subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility to select members of securities exchanges, brokers, dealers and futures commission merchants for the execution of transactions of the Portfolio and, when applicable, shall negotiate commissions in connection therewith. All such selections shall be made in accordance with the Fund’s policies and restrictions regarding brokerage allocation set forth in the Prospectus and Statement of Additional Information, as provided to the Sub-Adviser.

(1)

In placing any orders for the purchase or sale of investments for the Portfolio, the Sub-Adviser shall use its best efforts to seek to obtain for the Portfolio “best execution,” consistent with its obligations under applicable laws and regulations considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement. In no instance will securities or other assets be purchased from or sold to the Sub-Adviser, or any affiliated person thereof, except in accordance with the 1940 Act, the Advisers Act and the rules under each, and all other federal and state laws or regulations applicable to the Fund.

(2)

The Sub-Adviser may select brokers, dealers and other intermediaries that are affiliated persons of the Fund, the Portfolio, the Adviser or the Sub-Adviser, provided that any trade orders placed with any such affiliated person are placed in accordance with the 1940 Act, and the rules and regulations thereunder, and the Sub-Adviser’s applicable policies and procedures as in effect from time to time.

(3)

The Sub-Adviser may select brokers, dealers and other intermediaries on the basis that they provide brokerage, research or other services or products to the Portfolio or other clients of the Sub-Adviser or an affiliated person of the Sub-Adviser, provided that such selections are made in accordance with the Sub-Adviser’s applicable policies and procedures as in effect from time to time.

(4)

In selecting brokers, dealers and other intermediaries, the Sub-Adviser may also consider the reliability, integrity and financial condition of a broker, dealer or other intermediary, the size of and difficulty in executing a transaction, and other factors that the Sub-Adviser deems appropriate and consistent with the Sub-Adviser’s policies and procedures as in effect from time to time.

(5)

Subject to the appropriate policies and procedures approved by the Board, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Portfolio to pay a broker or dealer that provides brokerage or research services to the Sub-Adviser or the Adviser an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relationship to the value of the brokerage or research services provided viewed in terms of either that particular transaction or the Sub-Adviser’s overall responsibilities with respect to the accounts as to which it exercises investment discretion. To the extent authorized by Section 28(e) and the Board, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reasons of such action. Subject to seeking best execution, the Adviser or the Board may direct the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Fund is required to pay or for which the Fund is required to arrange payment.

(6)

The Adviser shall provide the Sub-Adviser, prior to the effective date of this Agreement and annually after this Agreement becomes effective, with a written list of all affiliated persons of the Adviser, the Fund and the Portfolio (and any affiliated person of such affiliated person), and of any issuers, or securities of issuers, that may not be purchased on behalf of the Portfolio, and the Adviser shall promptly provide the Sub-Adviser with updated written lists whenever the Adviser becomes aware of any additional affiliated persons or restricted issuers/securities or other changes to the most recently provided lists.

(d) In carrying out its obligations to manage the investments and reinvestments of the Portfolio, the Sub-Adviser shall:

(1)

obtain and evaluate pertinent economic, statistical, financial and other information affecting sectors and industries and the individual companies included in the Portfolio or under consideration for inclusion therein;

(2)

formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and restrictions for the Portfolio as set forth in the Prospectus;

(3)	take such steps as are necessary to implement the aforementioned investment program by placing orders for the purchase and sale of securities; and

(4)

coordinate with the Adviser to assure compliance with the Prospectus, qualification of the Portfolio as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) and compliance with the diversification requirements of Section 817(h) of the Code. Notwithstanding the foregoing, the Adviser acknowledges and agrees that the Sub-Adviser is not the compliance agent for the Fund, the Portfolio or the Adviser, may not have access to all of the books and records of the Portfolio necessary to perform certain compliance testing, and will not be obligated to request any books and records of the Portfolio not in the Sub-Adviser’s possession for purposes of compliance testing.

(e) In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser and the Portfolio’s custodian on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio.

(f) In connection with the placement of orders for the execution of the Portfolio’s securities transactions, the Sub-Adviser shall create and maintain all necessary records of the Portfolio as are required of an investment adviser of a registered investment company including, but not limited to, records required by the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, any other regulatory authority having jurisdiction, the Fund, the Adviser or any person retained by the Fund or the Adviser. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act or Section 204 of the Advisers Act.

(g) The Sub-Adviser shall render such reports to the Adviser and/or to the Board concerning the investment activity and composition of the Portfolio as a whole, in such form and at such intervals as the Adviser or the Board may from time to time reasonably require.

(h) In acting under this Agreement, the Sub-Adviser shall be an independent contractor and not an agent of the Adviser or the Fund.

(i) The Adviser acknowledges and agrees, on behalf of itself, the Fund and the Portfolio, that the Sub-Adviser is not responsible for valuing or pricing the securities and other assets invested in, held by or sold by the Portfolio. Notwithstanding the foregoing, the Sub-Adviser shall provide to the Adviser reasonable assistance in valuation and pricing matters.

(j) The parties to this Agreement agree that each shall treat as confidential all information provided by a party to the others regarding such party’s business and operations, including, without limitation, the investment activities or holdings of the Portfolio. All confidential information provided by a party hereto shall be used by any other parties, including affiliated persons of such parties, hereto solely for the purposes of rendering services pursuant to this Agreement and, except as may be required in carrying out the terms of this Agreement, shall not be disclosed to any third party without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or which thereafter becomes publicly available other than in contravention of this Section 1(i) or which is required to be disclosed by any regulatory authority in the lawful and appropriate exercise of its jurisdiction over a party, any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation.

SECTION 2.    Expenses

(a) The Sub-Adviser shall assume and pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as the Sub-Adviser may require in the performance of its duties under this Agreement.

(b) The Fund shall bear all expenses of the Portfolio’s organization and registration, and the Fund and Adviser shall bear all of their respective expenses of their operations and businesses not expressly assumed or agreed to be paid by the Sub-Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay any fees due to the Adviser, all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of transactions with shareholders of the Portfolio, expenses of offering interests in the Portfolio for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy material, reports and notices to shareholders of the Fund, and all other costs incident to the Portfolio’s existence.

SECTION 3.    Use of Services of Others

The Sub-Adviser may (at its expense except as set forth in Section 2 hereof) enter into arrangements with its affiliates or other persons or organizations for the purpose of providing certain personnel, services and facilities to the Sub-Adviser (including, for example, services provided by Federated Advisory Services Company) as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of the Sub-Adviser’s obligations hereunder or otherwise helpful to the Fund and the Portfolio, provided that such arrangements comply with the 1940 Act (including, if applicable, the requirements of Section 15 of the 1940 Act).

SECTION 4.    Sub-Advisory Fees

In consideration of the Sub-Adviser’s services to the Fund hereunder, the Sub-Adviser shall be entitled to sub-advisory fees, payable monthly, at the annual rate of 0.18% of the first one hundred million dollars ($100 million) of the average daily net assets of the Portfolio, 0.15% of the next one hundred fifty million dollars ($150 million) of the average daily net assets of the Portfolio, 0.12% of the next one hundred fifty million dollars ($150 million) of the average daily net assets of the Portfolio, 0.10% of the next three hundred fifty million dollars ($350 million) of the average daily net assets of the Portfolio, and     0.08% of the average daily net assets of the Portfolio in excess of seven hundred fifty million dollars ($750 million) (the “Sub-Advisory Fees”). The Sub-Advisory Fees shall be accrued for each calendar day and the sum of the daily Sub-Advisory

Fees accruals shall be paid monthly to the Sub-Adviser. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Portfolio as of the close of business each day. The Sub-Advisory Fees shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fees.

SECTION 5.    Limited Power of Attorney

The Adviser hereby appoints the Sub-Adviser as the Adviser’s, the Fund’s and the Portfolio’s agent and attorney-in-fact for the limited purposes of executing account documentation, agreements, contracts and other documents as the Sub-Adviser shall be requested by brokers, dealers or other intermediaries, counter parties and other persons or entities in connection with its management of the assets of the Portfolio. The Adviser, on behalf of itself, the Portfolio and the Fund, hereby ratifies and confirms as good and effectual, at law or in equity, all that the Sub-Adviser, and its trustees/directors, officers and employees, may do in the capacity as attorney-in-fact. Nothing in this Agreement shall be construed as imposing a duty on the Sub-Adviser, or its trustees/directors, officers and employees, to act or assume responsibility for any matters in its capacity as attorney-in-fact for the Adviser, the Portfolio or the Fund. Any person, partnership, corporation or other legal entity or natural person dealing with the Sub-Adviser in its capacity as attorney-in-fact hereunder for the Adviser, the Portfolio or the Fund is hereby expressly put on notice that the Sub-Adviser is acting solely in the capacity as an agent of the Adviser, the Portfolio or the Fund, and that any such person, partnership, corporation or other legal entity or natural person must look solely to the Adviser, the Portfolio or the Fund, as applicable, for enforcement of any claim against the Adviser, the Portfolio or the Fund, as the Sub-Adviser assumes no personal liability whatsoever for obligations of the Adviser, the Portfolio or the Fund entered into by the Sub-Adviser in its capacity as attorney-in-fact. If requested by the Sub-Adviser, the Adviser agrees to have the Adviser, the Portfolio or the Fund execute and deliver to the Sub-Adviser a separate form of Limited Power of Attorney in form and substance reasonably acceptable to the Sub-Adviser.

SECTION 6.    Limitation of Liability of Sub-Adviser

In the absence of willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser, or of reckless disregard by the Sub-Adviser of its obligations and duties hereunder, the Sub-Adviser shall not be subject to any liability to the Adviser, the Fund, the Portfolio, any shareholder of the Portfolio or Fund, or to any person, firm or organization. Subject to the above-stated standard of care, the Sub-Adviser shall be liable for any taxes or tax penalties incurred by the Portfolio for any failure of the Portfolio to qualify as a regulated investment company under Section 851 of the Internal Revenue Code, as amended, as a result of the Sub-Adviser’s management of the Portfolio. The Adviser, the Fund and the Portfolio are hereby expressly put on notice of the limitation of liability as set forth in the Declaration of Trust, as amended, of the Sub-Adviser and each agrees that the obligations assumed by the Sub-Adviser pursuant to this Agreement will be limited in any case to the Sub-Adviser and its assets and the Adviser, the Fund and the Portfolio shall not seek satisfaction of any such obligations from the shareholders of the Sub-Adviser, the trustees of the Sub-Adviser, officers employees or agents of the Sub-Adviser, or any of them.

The Sub-Adviser shall have no liability for any investment losses incurred by the Portfolio or arising from transactions by the Portfolio prior to the effective date of this Agreement.

The Adviser, the Fund and the Portfolio hereby acknowledge that the Sub-Adviser is not responsible for foreign custody registration or foreign custody.

SECTION 7.    Services to Other Clients and the Fund

(a) Subject to compliance with the 1940 Act, nothing contained in this Agreement shall be deemed to prohibit the Sub-Adviser or any of its affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. The Adviser and the Fund understand that the Sub-Adviser may act as investment manager or in other capacities on behalf of other customers including entities registered under the 1940 Act.

(b) While information, recommendations and actions which the Sub-Adviser supplies to and does on behalf of the Portfolio shall in the Sub-Adviser’s judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, as set forth in the Prospectus delivered to the Sub-Adviser from time to time, it is understood and agreed that they may be different from the information, recommendations and actions the Sub-Adviser or its affiliated persons supply to or do on behalf of other clients. The Sub-Adviser and its affiliated persons shall supply information, recommendations and any other services to the Portfolio and to any other client in an impartial and fair manner in order to seek good results for all clients involved. As used herein, the term “affiliated person” shall have the meaning assigned to it in the 1940 Act.

(c) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Sub-Adviser may, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(d) The Sub-Adviser agrees to use the same skill and care in providing services to the Fund as it uses in providing services to other similar accounts for which it has investment responsibility. The Sub-Adviser will conform with all applicable rules and regulations of the Securities and Exchange Commission.

SECTION 8.    Reports to the Sub-Adviser

The Adviser shall furnish to the Sub-Adviser the Prospectus, proxy statements, reports and other information relating to the business and affairs of the Fund as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge the Sub-Adviser’s duties under this Agreement.

SECTION 9.    Proxies and Shareholder Actions

(a) The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser’s policies for proxy voting. The Adviser agrees it shall provide the Sub-Adviser a copy of the Adviser’s policies.

(b) The Sub-Adviser shall not be responsible for making any class action filings on behalf of the Fund and/or the Portfolio. The Sub-Adviser shall promptly provide the Adviser with any information it receives regarding class action claims or any other legal matters involving any asset held in the Portfolio and shall cooperate with the Adviser to the extent necessary to pursue or participate in any such action.

(c) Notwithstanding the foregoing, the Sub-Adviser shall be responsible for voting and/or processing all corporate actions with respect to issuers of securities or other assets in which the Portfolio may be invested from time to time.

SECTION 10.    Representations and Warranties of Sub-Adviser

The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b) The Sub-Adviser is a Delaware statutory trust duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser’s powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) This Agreement is a valid and binding agreement of the Sub-Adviser;

(e) A true and complete copy of the Form ADV of the Sub-Adviser (including the Form ADV of any registered advisory subsidiary or affiliate providing services on behalf of the Sub-Adviser), as amended to the date hereof and filed with the Commission has been furnished to the Adviser, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(f) The Sub-Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Adviser’s Code of Ethics, as may be amended from time to time. The Sub-Adviser shall not be subject to any other code of ethics, including that of the Adviser, unless specifically adopted by the Sub-Adviser.

SECTION 11.    Representations and Warranties of Adviser

The Adviser represents and warrants to the Sub-Adviser as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act;

(b) The Adviser is a corporation duly organized and validly existing under the laws of the State of Pennsylvania with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser’s powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser’s governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(d) This Agreement is a valid and binding agreement of the Adviser;

(e) The Adviser acknowledges that it received a copy of the Sub-Adviser’s Form ADV (including the Form ADV of any registered advisory subsidiary or affiliate providing services on behalf of the Sub-Adviser), ;

(f) The Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Adviser’s Code of Ethics as may be amended from time to time;

(g) The Adviser has instructed (or caused the Fund to instruct) the custodian(s) of the Fund to: (i) accept and carry out instructions as may be directed from the authorized persons of the Sub-Adviser provided in writing by the Sub-Adviser to such custodian(s) from time to time (which instructions may be orally given if confirmed in writing or given on a recorded line); and (ii) provide the Sub-Adviser will all operational information necessary for the Sub-Adviser to trade on behalf of the Portfolio

SECTION 12.    Term of Agreement

Provided that this Agreement shall have first been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast in person at a meeting called for the purpose of voting such approval, then this Agreement shall be effective on the date hereof for an initial term of two (2) years. This Agreement shall thereafter continue in effect from year to year, subject to approval annually by the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio and also, in either event, by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 13.    Termination of Agreement; Assignment

(a) This Agreement may be terminated by the Adviser or the Sub-Adviser without the payment of any penalty, upon 90 days’ prior notice in writing to the other party and to the Fund, or upon 60 days’ written notice by the Fund to the two parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Board of Directors of the Fund or by vote of a majority of the voting securities of the Portfolio. In addition, this Agreement shall terminate upon the later of (1) the termination of the Adviser’s agreement to provide investment advisory services to the Portfolio or (2) notice to the Sub-Adviser that the Adviser’s agreement to provide investment advisory services to the Portfolio has terminated.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(c) Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

SECTION 14.    Notices

(a) The Sub-Adviser agrees to promptly notify the Adviser of the occurrence of any of the following events: (1) any change in the Portfolio’s portfolio manager; (2) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) the Sub-Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio (other than routine or sweep regulatory examinations or inspections); or (4) any proposed change in control of the Sub-Adviser.

(b) The Adviser agrees to promptly notify the Sub-Adviser of the occurrence of any of the following events: (1) the Adviser fails to be registered is an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (2) the Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio (other than routine or sweep regulatory examinations or inspections); or (3) any proposed change in control of the Adviser.

(c) Any notice given hereunder shall be in writing and may be served by being sent by telex, facsimile or other electronic transmission or sent by registered mail or by courier to the address set forth below for the party for which it is intended. A notice served by mail shall be deemed to have been served seven days after mailing and in the case of telex, facsimile or other electronic transmission twelve hours after dispatch thereof. Addresses for notice may be changed by written notice to the other party.

If to the Adviser:

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

Fax No. (513) 794-4507

With a copy to:

President

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

If to the Sub-Adviser:

Federated Investment Management Company

1001 Liberty Avenue

Pittsburgh PA 15222-3779

ATTN: George Polatas

Fax No.: (412) 288-2925

SECTION 15.    Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of Pennsylvania without reference to the choice of law provisions thereof.

SECTION 16.    Applicable Provisions of Law

The Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control.

SECTION 17.    Counterparts

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 18.    Amendment

This Agreement may be amended only in accordance with applicable law, and only by a written instrument signed by all the parties to this Agreement.

SECTION 19.    Use of Name

(a) Nothing in this Agreement is intended, or shall be construed, as preventing the Sub-Adviser or its affiliates from using the Adviser’s, the Fund’s or the Portfolio’s name in any response to a request for information/proposal, and the Sub-Adviser and its affiliates are expressly authorized to include the name of the Adviser, the Fund or the Portfolio on a representative client list.

(b) The Sub-Adviser hereby agrees that the Adviser, the Fund, the Portfolio, their affiliated broker-dealers and affiliated life insurance companies may, for the term of this Agreement, use the Sub-Adviser’s name, the name “Federated” or “Federated Hermes” and any related logos in advertising and marketing materials for the Fund and/or Portfolio and any variable insurance products through which one or more of the Portfolios may be offered as funding vehicles, provided, that the Sub-Adviser has reviewed and approved any such materials prior to their use.

(c) Nothing in this Agreement is intended, nor shall be construed, as preventing either the Sub-Adviser (or its affiliated persons) or the Adviser, the Fund or the Portfolio from using the names of the Sub-Adviser, Adviser, Fund or Portfolio in responses to regulatory examinations, inspections or inquiries or subpoenas or other compulsory legal processes.

SECTION 20.    General

(a) This Agreement constitutes the entire understanding of the parties with respect to its subject matter, shall supersede all prior understandings agreements, contracts or other documents, and shall continue in full force and effect until terminated.

(b) If any provision of this Agreement is held to be invalid or unenforceable to any extent, the remainder of this Agreement shall be enforced to the greatest extent permitted by law.

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IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Ohio National Investments, Inc.

By:	/s/ Gary Rodmaker
Gary Rodmaker, President

Federated Investment Management Company

By:	/s/ John B. Fisher
John B. Fisher, President/Chief Executive Officer

Accepted and Agreed:

Ohio National Fund, Inc.

By:	/s/ Michael J. DeWeirdt
Michael J. DeWeirdt, President